UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

_____________

FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 6, 2014

LHC GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33989	71-0918189
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

420 West Pinhook Rd., Suite A
Lafayette, LA 70503
(Address of Principal Executive Offices, including Zip Code)

(337) 233-1307
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On March 6, 2014, the United States Attorney’s Office filed a notice that it was declining to intervene in a qui tam case filed against LHC Group, Inc. (the “Company”) by a relator under the whistleblower provisions of the False Claims Act.  The case, United States ex rel. Melissa Mason v. LHC Group Inc. (Case No. 2:11-cv-00371, W.D. Wash.), has been pending in federal court in Seattle, Washington, since March 3, 2011, but was just unsealed and made public on March 7, 2014.

As previously disclosed, on October 17, 2011 the Company received a subpoena from the Department of Health and Human Services Office of Inspector General requesting documents related to its home health agencies in Oregon, Washington, and Idaho.  Since such time, the Company has been cooperating with the government’s review related to services provided by its northwest home health agencies.  The Company recently learned that such review, which included the Company’s operations in the northwest since 2009, was the result of the qui tam action that was unsealed on March 7, 2014.  As disclosed above, following its three-year investigation into the allegations set forth in the qui tam complaint, the government has declined to intervene in the case.

It is currently unclear whether the qui tam relator intends to pursue this action further.  However, if she does so, the Company believes that the allegations set forth in the complaint are without merit and intends to vigorously defend itself against this action if it is pursued by her.

The Company remains fully committed to compliance with all applicable laws and regulations governing the Company’s operations and to providing high quality home health services throughout its home health agencies in the northwest and throughout all 26 states in which it operates.  A description of the Company’s comprehensive compliance and ethics program and clinical quality program is included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2013 that was filed with the Securities Exchange Commission on March 6, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LHC GROUP, INC.

By:  /s/ Jeffrey M. Kreger
Jeffrey M. Kreger
Executive Vice President and
Chief Financial Officer

Dated:  March 10, 2014